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                                                                     EXHIBIT 3.0

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     BTU International, Inc., a corporation organized and existing under the General Corporation law of the State of Delaware (the "corporation"), does hereby certify as follows:

     (a) The name under which the corporation was originally incorporated was B & B International Holdings, Inc. The date of filing of the original Certificate of Incorporation with the Delaware Secretary of State was June 3, 1982.

     (b) The text of the Restated Certificate of Incorporation as amended and restated hereby and as duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware shall read in its entirety as follows:

              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                             BTU INTERNATIONAL, INC.

     1. The name of the corporation is BTU International, Inc.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is thirty million (30,000,000) shares, of which twenty-five million (25,000,000) shares shall be common stock, $.01 par value and five million (5,000,000) shares shall be Series Preferred Stock, $1.00 par value (the "Series Preferred Stock").

     A statement of the designations of the common stock and the powers and qualifications, limitations or restrictions thereof, is as follows:

A.  CERTAIN TRANSACTIONS.

     The corporation will not, without the separate votes or consents of the holders of at least two thirds of the outstanding shares of common stock (i) liquidate, dissolve or enter into any consolidation, merger or other similar combination; or (ii) convey or sell all or substantially all of the assets or business of the corporation and its subsidiaries, taken as a whole; PROVIDED, that the terms of any such transaction which involves the purchase, transfer or other disposition of the corporation's capital stock or the distribution to the corporation's shareholders of the proceeds from the voluntary liquidation of the corporation shall provide that the assets or the aggregate purchase price produced by any such disposition or liquidation shall be allocated as follows:



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     First, to the holders of common stock, amounts per share of common stock equal to $5.00; and

     Second, to the holders of common stock, the entire balance of such assets or purchase price in amounts per share equal to such balance divided by the aggregate number of outstanding shares of common stock.

B.  PREEMPTIVE RIGHTS.

     The corporation hereby agrees that it shall not issue any shares of common stock or warrants, options or other rights to purchase such shares or any securities convertible into or exchangeable for such shares (for purposes of this paragraph C, all such shares, warrants, options, other rights and convertible or exchangeable securities are collectively referred to as "securities") except as follows:

          (i) As a dividend, stock split, reclassification, distribution or similar issuance of securities payable pro rata to all holders of common stock.

          (ii) To be issued to employees or consultants of the corporation pursuant to equity incentive programs of the corporation from time to time.

          (iii) In connection with a merger by the corporation with, or acquisition by the corporation of, another corporation as may be approved by the holders of the requisite majority of the then outstanding voting stock of the corporation as required by applicable law and by the certificate of incorporation and By-laws of the corporation.

          (iv) In connection with any public offering of the corporation's capital stock under the Securities Act of 1933 (or successor legislation).

          (v) For cash or other consideration (other than as described in subparagraphs (ii), (iii) and (iv) above).

C. VOTING RIGHTS.

          (i) Except as otherwise provided by the law of Delaware or in this paragraph D, the entire voting power for the election of directors of the corporation and for all other purposes shall be vested in the holders of common stock with the holder of each share of common stock being entitled to one vote in respect of such share of common stock.

     5. Subject to the limitations prescribed by law and the provisions of this Restated Certificate of Incorporation, the board of directors of the corporation is authorized to provide for the issuance from time to time of shares of the Series Preferred Stock in one or more series and, by filing a certificate pursuant to the Delaware General Corporation Law, to establish from time to time the number of shares to be included in each series and to fix and determine with respect

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to each series the designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law. All shares of any one series of Series Preferred Stock shall be identical in all respects, except that shares of any one series issued on different dates may differ as to dates, if any, from which dividends thereon are to accrue and/or accumulate.

     6. The corporation is to have perpetual existence.

     7. A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this article 7 shall apply to or have any effect on the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     8. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

     9. Elections of directors need not be by written ballot unless the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

     10. Any action by the holders of the Common Stock must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

     11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this restated certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     (c) The board of directors by unanimous vote on April 1, 2001, duly adopted resolutions proposing an Amended and Restated Certificate of Incorporation of such corporation as set forth above, declaring such amendment and restatement to be advisable and calling for a special meeting of the stockholders of such corporation for consideration thereof or for a consent of the requisite stockholders in lieu thereof.

     (d) Thereafter, pursuant to the resolution of the board of directors, the stockholders of such corporation duly adopted the proposed amendment and restatement set forth above in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware at an annual meeting of stockholders. The vote required by the stockholders was a majority of the outstanding shares of common stock.


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     IN WITNESS WHEREOF, BTU International, Inc. has caused this certificate to be signed by its President and Chief Executive Officer, Paul J. van der Wansem, and attested by its Secretary, John E. Beard, this 19th day of June, 2001.


                                             BTU INTERNATIONAL, INC.

                                             By:  /s/ Paul J. van der Wansem
                                                  Paul J. van der Wansem
                                                  President and Chief Executive
                                                  Officer

[Corporate Seal]

ATTEST:

By:  /s/ John E. Beard

         Secretary




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